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                                   EXHIBIT 21

     Subsidiaries of the Registrant:

                        Bell Electronics Corp. (California)                 (*)
                        Bell Industries, Inc. (Minnesota)
                        J. W. Miller Company (California)                   (*)
                        Industrial Photographic Supply, Inc. (Texas)

     All companies listed are considered wholly owned by the Registrant (Bell Industries, Inc. of California) and are included in the consolidated financial statements except for Industrial Photographic Supply, Inc. which was acquired by the Registrant in January 1996.
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(*) Inactive.